Exhibit 99.1

FOR IMMEDIATE RELEASE
 April 25, 2016

GANNETT PROPOSES TO ACQUIRE TRIBUNE PUBLISHING COMPANY FOR $12.25 PER SHARE IN CASH, REPRESENTING A 63% PREMIUM TO CURRENT STOCK PRICE

Proposal Provides Tribune Stockholders Immediate and Certain Cash Value at a Significant Premium

Transaction to Enhance Leading National Media Company’s Reach and
Strengthen Regional and Local Brands

Combined Company to Have Unmatched Commitment to Journalistic Excellence and Independence

MCLEAN, VA – Gannett Co., Inc. (NYSE: GCI) (“Gannett”) today announced a proposal to acquire all of the outstanding shares of common stock of Tribune Publishing Company (NYSE: TPUB) (“Tribune”) for $12.25 in cash per Tribune share. The total value of the proposal is approximately $815 million, including the assumption of certain Tribune liabilities, which include approximately $390 million of debt outstanding as of December 31, 2015. Gannett’s all cash proposal would provide Tribune stockholders a 63% premium to the closing stock price of Tribune on April 22, 2016, a 58% premium to the volume weighted average trading price over the past 90 days, and a multiple of 5.6x Tribune’s estimated 2016 EBITDA, based on consensus research estimates. The $12.25 per share offer price also represents a significant premium to the $8.50 share price at which Tribune recently issued common shares and provides immediate and certain cash value to Tribune stockholders.

“The Gannett Board unanimously believes that the acquisition of Tribune would deliver substantial strategic and financial benefits for the combined company, and we are pleased to offer Tribune stockholders a significant and compelling premium and immediate cash value for their investment,” said John Jeffry Louis, Chairman of the Gannett Board of Directors. “A combination with Tribune would rapidly advance Gannett’s strategy to grow the USA TODAY NETWORK, the largest local to national network of journalists in the country, to include more local markets and new platforms, which we believe will benefit readers and result in significant and sustained value creation for Gannett stockholders.”

Robert J. Dickey, president and chief executive officer of Gannett, said, “We believe Tribune shares the new Gannett’s unwavering commitment to journalistic excellence and delivering superior content on all platforms. In this respect, the proposed combination of Gannett and Tribune would bring together two highly complementary organizations with a shared goal of providing trusted, premium content for the readers and communities we serve. We are confident that a combined Gannett and Tribune would add value for stakeholders of both companies as we work together to foster deep and vital connections among the members of our communities, provide excellent solutions for our business partners and drive value for our stockholders.”

Mr. Dickey continued, “The combined company would also benefit greatly from the combined experience and expertise of Tribune’s talented employees and our own valued team members. The combined organization would offer Tribune employees a broad range of advancement opportunities within a larger organization with the financial strength to meet the industry challenges we all face. We are confident that as an even stronger organization, we would have an enhanced ability to empower our employees to do their best work, and maintain the same high journalistic standards and integrity for which each organization is known.”

Gannett believes that there are compelling strategic and financial benefits for a combination of the two companies, including:

•
Gannett’s $12.25 per share all-cash proposal provides Tribune stockholders a significant premium and immediate and certain value by eliminating the risk associated with Tribune continuing to operate on a standalone basis in an increasingly uncertain time for the industry.

•
The proposed transaction is expected to deliver substantial synergies of approximately $50 million annually, subject to due diligence, that are anticipated to drive compelling near- and long-term growth and value creation at the combined company.

•	As one company, Gannett and Tribune would have the financial stability to continue maintaining journalistic excellence, independence, high standards and integrity for years to come.

•
Gannett can quickly consummate a transaction without any financing condition and has been advised that the proposed combination will not impact the tax-free treatment of Tribune’s recent spin-off transaction.

Below is the text of the letter that was sent on April 25, 2016 to Tribune’s Board of Directors:

April 25, 2016

VIA ELECTRONIC MAIL

Mr. Justin C. Dearborn, Chief Executive Officer & Director
Tribune Publishing Company
435 North Michigan Avenue
Chicago, Illinois  60611

Re:      Tribune Publishing Company

Dear Mr. Dearborn:

We are disappointed by the response we received from you in your letter of April 22, 2016 regarding our proposal to acquire all of the outstanding shares of Tribune Publishing Company (“Tribune”) for an all-cash purchase price of $12.25 per share, and Tribune’s continued refusal to begin constructive discussions with us.  We believe our proposal, which we first made in my letter to your Board dated April 12, 2016 and reiterated in several phone discussions with Michael Ferro and you since, is highly compelling for Tribune’s stockholders and represents substantial value and immediate liquidity for them.

I want to remind you that Gannett’s $12.25 per share offer price represents a 63% premium to Friday’s closing stock price of Tribune, a 58% premium to the volume weighted average trading price over the past 90 days, and a multiple of 5.6x (including estimated pension and post-retirement benefits payable) your 2016 EBITDA estimate based on consensus research.  The $12.25 per share offer price also represents a significant premium to the $8.50 share price at which Tribune recently issued common shares.

With our capability to commit to a deal without financing contingencies, we believe that Gannett is uniquely positioned to offer this level of premium to your stockholders and to quickly evaluate and finalize this transaction, allowing your stockholders to receive immediate and certain value.

As expressed previously, we believe the financial and strategic logic of a combination of our two companies is clear.  The challenges for our industry in the digital age continue.  Tribune has itself faced numerous challenges and leadership changes over the last few years.  We believe Gannett is uniquely willing and able to propel Tribune into the position of strength that will allow its beloved and historic publications and other assets to survive and thrive in this challenging environment.  By combining, we would create a company with the financial stability and flexibility equipped to preserve journalistic integrity, high standards and excellence for years to come. We would be able to both empower our journalists and facilitate the creation of exceptional content while delivering stockholder value.

Given the opportunity to benefit from the significant premium and near-term liquidity, we are confident that Tribune’s stockholders will embrace our offer.  As we have indicated previously, we would prefer to negotiate a transaction with Tribune, but we have determined that making your stockholders aware of our all-cash proposal is necessary, given Tribune’s attempts to delay constructive engagement.

This matter is of the highest priority to us, and we continue to be ready to dedicate significant resources to completing due diligence and negotiating a transaction on an expedited basis. We have been working closely with our financial advisors at Methuselah Advisors and our legal advisors at Skadden, Arps, Slate, Meagher & Flom LLP and have completed an extensive analysis of the proposed transaction based on publicly available information.  As well, we are confident that the regulatory approvals necessary to consummate the proposed transaction will be obtained.

This proposal, which is unanimously supported by our Board, is a non-binding expression of our current views, which remains, among other things, subject to satisfactory completion of due diligence, the negotiation, execution and delivery of a mutually satisfactory definitive merger agreement, approval of the definitive agreement by your and our Boards of Directors, approval of the transaction by your stockholders, and receipt of customary regulatory approvals.

Given the substantial value represented by our offer and the other compelling benefits of a combination of Gannett and Tribune, we are confident that Tribune’s non-management stockholders will support our proposal.  Continuing to refuse to engage in a dialogue with us will only serve to delay the ability of your stockholders to receive the value represented by our all-cash offer.  We therefore are prepared to consider all alternatives to complete this transaction.  In the meantime, we remain eager to meet with you and your team as soon as possible to progress the transaction.

Sincerely,
GANNETT CO., INC.

/s/ Robert Dickey
Robert Dickey
President and CEO

cc:	Board of Directors, Tribune Publishing Company,
c/o Julie K. Xanders, Executive Vice President, General Counsel & Secretary

Methuselah Advisors is acting as the exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

ABOUT GANNETT
Gannett Co., Inc. (NYSE: GCI) is a new kind of media company committed to strengthening communities across the nation. Through trusted, compelling content and unmatched local-to-national reach, the company touches the lives of more than 100 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

FORWARD LOOKING STATEMENTS
Certain statements in this press release may be forward looking in nature or constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed acquisition of Tribune by Gannett and the benefits of the proposed acquisition. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Any such statements speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results and developments to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things, the ability of Gannett and Tribune to agree to the terms of the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary stockholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis, as well as changes in business strategies, economic conditions affecting the newspaper publishing business and Gannett’s ability to successfully integrate Tribune’s operations and employees with Gannett’s existing business. Additional information regarding risks, trends, uncertainties and other factors that may cause actual results to differ materially from these forward-looking statements is available in Gannett’s filings with the U.S. Securities and Exchange Commission, including Gannett’s annual report on Form 10-K. Any forward-looking statements should be evaluated in light of these important risk factors. Gannett is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ADDITIONAL INFORMATION
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to a proposal that Gannett has made for a business combination transaction with Tribune. In furtherance of this proposal and subject to future developments, Gannett (and, if a negotiated transaction is agreed, Tribune) may file one or more proxy statements or other documents with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document Gannett and/or Tribune may file with the SEC in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF TRIBUNE ARE URGED TO READ THE PROXY STATEMENTS OR OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement (if and when available) will be mailed to stockholders of Tribune. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC through the web site maintained by the SEC at http://www.sec.gov.

This communication does not constitute a solicitation of a proxy from any stockholder. However, Gannett and/or Tribune and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Gannett’s directors and executive officers in Gannett’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on March 23, 2016, and Gannett’s annual report on Form 10-K for the fiscal year ended December 27, 2015, which was filed with the SEC on February 25, 2016. You can find information about Tribune’s directors and executive officers in Tribune’s definitive proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 19, 2016. Additional information regarding the interests of such potential participants will be included in one or more proxy statements or other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents using the sources indicated above.

Contacts

FOR MEDIA INQUIRIES, PLEASE CONTACT:

Amber Allman
Vice President, Corporate Communications
703-854-5358
aallman@gannett.com

Joele Frank / Michael Freitag / Ed Trissel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

FOR INVESTOR INQUIRIES, CONTACT:

Michael Dickerson
Vice President, Investor Relations
703-854-6185
mdickerson@gannett.com